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                                                                      EXHIBIT 99


[LIBBEY LOGO]                                                   LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699


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N     E     W     S          R     E     L     E     A     S     E


AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
KENNETH WILKES    KENNETH BOERGER              SUZY LYNDE
VP/CFO            VP/TREASURER                 ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279               (312) 640-6772


FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 2, 2002


           LIBBEY INC. ACQUIRES TRAEX, SUPPLIER OF PLASTIC PRODUCTS TO
                            THE FOODSERVICE INDUSTRY

 Acquisition expected to add $17 to $18 million annually to Libbey's sales and add to earnings per share in the first year



TOLEDO, OHIO, DECEMBER 2, 2002--LIBBEY INC. (NYSE: LBY) announced today that LIBBEY has consummated the acquisition of substantially all of the assets of the Traex business of Menasha Corporation pursuant to an Asset Purchase Agreement dated today between Libbey and Menasha Corporation.

The Traex business manufactures and markets a wide-range of plastic products, including glassware washing and storage racks, trays, dispensers and organizers for the foodservice industry. It operates a manufacturing and distribution facility in Dane, Wisconsin, and employs approximately 100 associates.

The acquisition is consistent with Libbey's external growth strategy to be a supplier of a broader array of products to the foodservice industry. The acquisition will:

|_| Add a recognized supplier of products to the foodservice industry to the Libbey family of foodservice products, which include Syracuse China (ceramic dinnerware) and World Tableware (metal flatware)
|_| Start to position Libbey as a supplier of important plastic products that are synergistic to Libbey's existing offering
|_| Be accretive to Libbey's earnings per share in the first twelve months of operation by approximately $0.03 to $0.05 per diluted share.


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Libbey, Inc.
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The transaction will also add to the sizable cash flow generated by Libbey and contribute to Libbey's track record of strong cash return on invested capital, regular debt reduction and increasing financial strength over time.

John F. Meier, Libbey's chairman of the board and chief executive officer, stated "This acquisition is a great strategic fit for Libbey and offers the promise of profitable growth."



The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's glassware sales from its production realignment efforts and re-engineering programs, or within the intended time periods; inability to achieve targeted manufacturing efficiencies at Syracuse China and cost synergies between World Tableware and the company's other operations; significant increases in interest rates that increase the company's borrowing costs and per-unit increases in the costs for natural gas, electricity, corrugated packaging, and other purchased materials; protracted work stoppages related to collective bargaining agreements; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States: major slowdowns in the retail, travel or entertainment industries in the United States, Canada and Mexico; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in California, Louisiana, and Ohio. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Through its Syracuse China subsidiary, the company designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Through its World Tableware subsidiary, the company imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items, principally


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Libbey, Inc.
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for foodservice establishments in the United States. In 2001, its net sales totaled $419.6 million.



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